UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

(Amendment No. 4)1

Avago Technologies Limited

(Name of Issuer)

Ordinary Shares, no par value

(Title of Class of Securities)

Y0486S 104

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

[1]

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 2 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium Fund (Overseas), Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 3 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Millennium (Overseas), Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 4 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 5 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR European Fund, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 6 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Europe, Limited Partership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 7 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Europe Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 8 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR European Fund II, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 9 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Europe II, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 10 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Europe II Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 11 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Avago Investment Partners, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 12 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Avago Investment G.P., Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 13 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 14 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 15 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings GP Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 16 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 17 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 18 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR & Co. L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 19 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Management LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 20 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Partners (International), Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 21 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR 1996 Overseas, Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 22 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR SP Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 23 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Henry R. Kravis
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person IN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 24 of 33

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) George R. Roberts
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person IN

Item 1.

(a)	Name of Issuer:

Avago Technologies Limited

(b)	Address of Issuer’s Principal Executive Offices:

1 Yishun Avenue 7

Singapore 768923

Item 2.

(a)	Name of Persons Filing:

KKR Millennium Fund (Overseas), Limited Partnership

KKR Associates Millennium (Overseas), Limited Partnership

KKR Millennium Limited

KKR European Fund, Limited Partnership

KKR Associates Europe, Limited Partnership

KKR Europe Limited

KKR European Fund II, Limited Partnership

KKR Associates Europe II, Limited Partnership

KKR Europe II Limited

KKR Millennium GP LLC

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

KKR Partners (International), Limited Partnership

KKR 1996 Overseas, Limited

KKR SP Limited

Henry R. Kravis

George R. Roberts

Avago Investment Partners, Limited Partnership

Avago Investment G.P., Limited

(b)	Address of Principal Business Office:

The principal business office for all persons filing except George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Ordinary shares, no par value per share

(e)	CUSIP Number:

Y0486S 104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount Beneficially Owned:

As of December 12, 2012, the Reporting Persons ceased to be the beneficial owners of any Ordinary Shares of the Company.

(b)	Percent of Class:

See Item 11 of each cover page.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

See Item 5 of each cover page.

(ii) Shared power to vote or direct the vote:

See Item 6 of each cover page.

(iii) Sole power to dispose or direct the disposition of:

See Item 7 of each cover page.

(iv) Shared power to dispose or direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than 5 percent of the class of securities, check the following.  ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2013	KKR Millennium Fund (Overseas), Limited Partnership

By: KKR Associates Millennium (Overseas), Limited Partnership,
Its: General Partner

		By:	KKR Millennium Limited,
		Its:	General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Associates Millennium (Overseas), Limited Partnership

	By:	KKR Millennium Limited,
	Its:	General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Millennium Limited

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR European Fund, Limited Partnership

By: KKR Associates Europe, Limited Partnership,
Its: General Partner

		By:	KKR Europe Limited,
		Its:	General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Associates Europe, Limited Partnership

By: KKR Europe Limited,
Its: General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Europe Limited

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR European Fund II, Limited Partnership

By: KKR Associates Europe II, Limited Partnership,
Its: General Partner

		By:	KKR Europe II Limited,
		Its:	General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Associates Europe II, Limited Partnership

By: KKR Europe II Limited,
Its: General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Europe II Limited

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	Avago Investment Partners, Limited Partnership

By: Avago Investment G.P., Limited,
Its: General Partner

		By:	KKR Millennium GP LLC
		Its:	Member

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for George R. Roberts, Manager

Dated: February 6, 2013	Avago Investment G.P., Limited

By: KKR Millennium GP LLC
Its: Member

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for George R. Roberts, Manager

Dated: February 6, 2013	KKR Millennium GP LLC

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for George R. Roberts, Manager

Dated: February 6, 2013	KKR Fund Holdings L.P.

By: KKR Fund Holdings GP Limited,
Its: General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Fund Holdings GP Limited

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Group Holdings L.P.

By: KKR Group Limited,
Its: General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR Group Limited

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR & Co. L.P.

By: KKR Management LLC,
Its: General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

Dated: February 6, 2013	KKR Management LLC

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

Dated: February 6, 2013	KKR Partners (International), Limited Partnership

By: KKR 1996 Overseas, Limited
Its: General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR 1996 Overseas, Limited

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for William J. Janetschek, Director

Dated: February 6, 2013	KKR SP Limited

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for Johannes P. Huth, Director

Dated: February 6, 2013	Henry R. Kravis

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-Fact

Dated: February 6, 2013	George R. Roberts

/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit 1 -	Joint Filing Agreement (incorporated by reference to Exhibit 1 to the Statement on Schedule 13G filed August 20, 2010)